EXHIBIT 3.1
RESTATED CERTIFICATE OF INCORPORATION OF
HUNTINGTON INGALLS INDUSTRIES, INC.
Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law
     Huntington Ingalls Industries, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
     1. The name of the Corporation is Huntington Ingalls Industries, Inc. The Corporation was originally incorporated under the name New S Holdco, Inc. by the filing of its original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) with the office of the Secretary of State of the State of Delaware on August 4, 2010.
     2. This Restated Certificate of Incorporation (the “Certificate of Incorporation”), which both restates and integrates and further amends the provisions of the Original Certificate of Incorporation, as amended prior to the effective time of the filing of this Restated Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.
     3. This Restated Certificate of Incorporation shall become effective at 11:59 p.m. (local time in Wilmington, Delaware) on March 30, 2011.
     4. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
     FIRST: The name of the corporation is Huntington Ingalls Industries, Inc. (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.
     FOURTH:
     1. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), and shall be divided into two classes, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value of $.01 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value of $.01 per share (the “Preferred Stock”). The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased, but not below the number of shares of each such respective class then outstanding, in each case by the affirmative vote of a majority in voting power of the capital stock of the Corporation outstanding and entitled to vote thereon, voting together as a single class and irrespective of Section 242(b)(2) of the DGCL. Upon the effective time of the filing of the Restated Certificate of Incorporation inserting this sentence, each share of common stock of the Corporation, par value $1.00 per share, outstanding immediately prior to such effective time shall be reclassified and changed into one share of Common Stock of the Corporation, par value $.01 per share.
     2. Shares of Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by resolution of the Board of Directors of the Corporation (the “Board of Directors”) (or an authorized committee thereof) prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such powers (including voting powers, full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, if any, as shall be fixed from time to time by the Board of Directors (or an authorized committee thereof) prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.
     FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).
     SIXTH: The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority in voting power of all outstanding shares of capital stock entitled to vote thereon, voting as a single class, and by the holders of any one or more classes or series of capital stock entitled to vote thereon as a separate class pursuant to one or more resolutions adopted by the Board of Directors (or an authorized committee thereof) in accordance with Section 2 of Article Fourth hereof; provided, however, that in addition to any requirements of law and notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote thereon, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, Section 2.08, Section 3.02, Section 3.04, Section 3.05, Section 3.06, Section 3.07, Article V and Section 7.04 of the Bylaws of the Corporation.
     SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, the Board of Directors shall consist of not less than five or more than fifteen members, the exact number of which will be fixed from time to time exclusively by resolution adopted by the Board of Directors.
     EIGHTH:
     1. The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof (the “Preferred Stock Directors”)) shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve for a term expiring the first annual meeting of stockholders following the effective time of the filing of the Restated Certificate of Incorporation inserting this sentence; Class II directors shall initially serve for a term expiring the second annual meeting of stockholders following such effective time; and Class III directors shall initially serve for a term expiring the third annual meeting of stockholders following such effective time. Commencing with the first annual meeting of stockholders following such effective time, directors of each class the term of which shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders held after their election. Subject to any provisions relating to Preferred Stock Directors, directors shall remain in office until the election and qualification of their respective successors in office or until their earlier death, resignation or removal. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III, with such assignment effective as of the effective time of the filing of the Restated Certificate of Incorporation inserting this sentence.
     2. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FOURTH hereof, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
     3. Except as otherwise expressly required by law or this Certificate of Incorporation (including any resolution adopted by the Board of Directors (or an authorized committee thereof) fixing the terms of any series of Preferred Stock), (i) a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and (ii) the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
     NINTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next election of the class for which such director shall be chosen and shall remain in office until his successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
     TENTH: RESERVED.
     ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or at a special meeting of stockholders of the Corporation, unless the Board of Directors (or an authorized committee thereof) authorizes such action to be taken by the written consent of the holders of outstanding shares of capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate of Incorporation have been satisfied.
     TWELFTH: An annual meeting of the stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date and at such time as the Board of Directors (or an authorized committee thereof) shall fix. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide. Subject to the terms of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors (or an authorized committee thereof) or the Chairperson of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
     THIRTEENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
     FOURTEENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article Sixth, Article Seventh, Article Eighth, Article Ninth, Article Eleventh, Article Twelfth, Article Fourteenth and Article Fifteenth of this Certificate of Incorporation.
     FIFTEENTH: A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Original Certificate of Incorporation of this Corporation, as amended prior to the effective time of the filing of this Restated Certificate of Incorporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer as of the date set forth below.

HUNTINGTON INGALLS INDUSTRIES, INC.
Date: March 30, 2011	By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer